Exhibit 10.8 - Smotherman Severance Agreement

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made and entered into as of this 29th day of June, 2005 (the “Effective Date”), by and between SEMCO Energy Inc., a Michigan corporation (the “Company”), and Lance S. Smotherman (“Executive”).

WHEREAS, Executive desires to be employed, or to continue to be employed, by the Company;

WHEREAS, among other things, the Company believes that, in the event a transaction is proposed that would, if consummated, constitute a Change in Control (as defined below), it is important to the Company that Executive be induced to remain in his position and focused on pursuing the best interests of the Company and its shareholders and not be distracted by personal uncertainties and risks created by the prospect of such a Change in Control;

WHEREAS, the Company desires to employ, or continue to employ, Executive, on the terms and conditions set forth in this Agreement, which, except as provided herein, is intended to supersede all prior such agreements and understandings between Executive and the Company;

NOW, THEREFORE, in consideration of the compensation and other benefits of Executive’s employment and, if applicable, Executive’s continued employment, by the Company and the mutual covenants and agreements hereinafter set forth, Executive and the Company agree as follows:

1.	Employment.

1.1. Executive is employed by the Company as of the Effective Date, and Executive hereby accepts and, if applicable, continues such employment, upon the terms and conditions hereinafter set forth. Executive shall be employed by the Company in the position set forth on Exhibit A and have such functions, authority, duties and responsibilities as are customarily given to persons in such positions at a company with publicly-traded securities, including (without limitation) the reporting relationships, functions, authority, duties, and responsibilities set forth on Exhibit A.

1.2. Executive agrees that, throughout Executive’s employment with the Company, Executive will (i) faithfully render such services as may be reasonably delegated to, or required of, Executive by the Company, (ii) and devote Executive’s entire business time, best efforts, ability, skill and attention, in good faith, to the Company’s business, and (iii) follow and act in accordance with the rules, policies, and procedures of the Company. Executive shall serve on a full-time basis; provided, however, that it shall not be a breach of this Agreement for Executive to serve on corporate, industry trade group, civic or charitable boards or committees or to engage in other activities, with the consent of the President and Chief Executive Officer and so long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities to the Company.

2. Employment “At Will”. Executive and the Company agree that Executive’s employment with the Company is “at will” and is not for any specified term. Accordingly, either Executive or the Company may terminate the employment relationship, with or without reason therefor, with the notice required by and otherwise in accordance with the terms of this Agreement.

3.	Compensation.

3.1. Base Salary. The Company shall pay Executive as compensation for Executive’s services an annual base salary (as initially established and as it may change from time to time, the “Base Salary”) set forth on Exhibit B, payable beginning on the Effective Date in accordance with the Company’s usual payroll practices. The amount of Executive’s Base Salary shall be reviewed annually by the Board of Directors, which may increase, but not decrease, Executive’s Base Salary.

3.2. Bonus. The Company shall pay Executive an annual lump sum bonus in accordance with the Company’s then-existing Short-Term Incentive Plan (the “STIP”), which shall afford Executive a reasonable opportunity to earn annual lump sum payments (i) based on the percentage set forth in Exhibit C multiplied by his Base Salary (as initially established and as it may increase from time to time, the “Target Annual Bonus”), and (ii), depending on his performance and the financial performance of the Company, such lesser or greater annual lump sum payments as may be awarded under the STIP.

3.3. Options; Long-Term Incentive Plan Participation.

3.3.1. Executive has been granted options to acquire the number of shares of the Company’s Common Stock set forth on Exhibit D (the “Options”). The Options were granted under the Company's Long-Term Incentive Plan (as it exists from time to time, the “LTIP”) and vest as set forth on Exhibit D; provided, however, that, notwithstanding that vesting schedule, Executive shall vest in the Options, to the extent not already vested, upon (a) the consummation of a transaction constituting a Change in Control, (b) the Company’s termination of Executive’s employment without Cause, or (c) the Executive’s termination of his employment with Good Reason.

3.3.2. In addition, Executive shall participate in the LTIP and be considered for additional awards thereunder at such times as such awards are made to other senior executives of the Company. Any such LTIP awards shall be made on substantially the same terms as awards made to such other senior executives. Exhibit D sets forth Executive’s annual long-term incentive award target, which is the percentage set forth in Exhibit D multiplied by his Base Salary (as initially established and as it may increase from time to time, the “Long-Term Incentive Award Target”). Annual long-term incentive awards to satisfy the Long-Term Incentive Target may be made up of awards of options to purchase the Company’s Common Stock, restricted stock units, or other kinds of long-term incentives authorized by the LTIP.

3.4. Restricted Stock Units. Executive has been granted the number of restricted stock units, representing shares of the Company’s Common Stock, set forth on Exhibit E (the “Restricted Stock Units”). Such Restricted Stock Units were granted under the LTIP, and the restrictions with respect to the Restricted Stock Units shall lapse and Executive shall be entitled to the shares of Common Stock represented by such Restricted Stock Units as set forth on Schedule E; provided, however, that, notwithstanding the schedule set forth on Exhibit E, all such restrictions shall lapse and Executive shall be entitled to the shares of Common Stock represented by such Restricted Stock Units, to the extent such restrictions have not already lapsed and the shares vested, upon (a) the consummation of a transaction constituting a Change in Control, (b) the Company’s termination of Executive’s employment without Cause, or (c) the Executive’s termination of his employment with Good Reason. In no case shall shares of the Company’s Common Stock represented by the Restricted Stock Units be delivered to the Executive prior to the latest date set forth on Exhibit E.

3.5. Retirement Benefits. Executive shall be eligible to participate in the Company’s Non-Union Retirement Plan. In addition, Executive shall be eligible to receive additional retirement benefits pursuant to the Company’s Supplemental Executive Retirement Plan, as amended from time to time (the “SERP”), including the additional service and retirement considerations set forth in Exhibit F.

3.6. Welfare Benefits. The Company shall provide to Executive all benefits for which Executive may be eligible under any welfare benefit plans, practices, policies, and programs as may be provided by the Company from time to time (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent these rights and benefits are generally made available to other employees of the Company.

3.7. Expense Reimbursement. The Company shall promptly reimburse Executive for reasonable expenses (including entertainment expenses) incurred by Executive while attending to the business of the Company, in accordance with the Company’s then-existing business expense reimbursement policies.

3.8. Other Perquisites. Executive shall be provided with the perquisites set forth on Exhibit G.

3.9. Relocation Expenses. In connection with Executive’s relocation to Michigan (if applicable), Executive shall be reimbursed, on an after-tax equivalent basis, for relocation expenses in accordance with the Company’s then-effective Relocation Policy. (For purposes of the preceding sentence, “an after-tax equivalent basis” shall mean that Executive will be reimbursed in amount which will provide him a reimbursement amount which after the payment of all federal, state, and local income and employment taxes would equal the amount he would have received if the reimbursement were not subject to such taxation when made.)

3.10. Vacation. Executive shall be entitled to 4 weeks of paid vacation in each calendar year. Unused vacation shall carry over from year-to-year in accordance with the Company’s then-effective vacation carryover policy.

3.11. Directors and Officers Insurance and Indemnification. Executive shall be covered under the Company’s then-existing directors and officers insurance policy. Executive also shall be indemnified as provided in the Company’s then-existing bylaws and Articles of Incorporation.

3.12. Executive hereby consents to the imposition of reasonable Company Common Stock ownership guidelines established by the Board of Directors.

4.	Termination of Employment.

4.1. Executive’s employment may be terminated by the Company as follows:

4.1.1. Termination Due to Death. Executive’s employment shall be terminated immediately upon the death of the Executive.

4.1.2. Termination Due to Disability. If the Company determines, in good faith, that the Disability (as defined below) of Executive has occurred, it may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), if , within 30 days after such receipt, Executive shall not have returned to the performance of his essential functions, with or without reasonable accommodation. For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform a material portion of his duties for 180 consecutive days as a result of incapacity due to a mental or physical condition, which is determined to be total and permanent by a physician selected by the Company.

4.1.3. Termination for Cause. The Company may terminate Executive’s employment at any time for Cause. For the purposes of this Agreement, “Cause” shall mean:

4.1.3.1.  Executive’s continued failure or inability to perform any material duties reasonably assigned to Executive (other than any such failure resulting from Executive’s death or Disability) or Executive’s substantial performance deficiencies, after (i) Executive is given a written demand by the Board of Directors identifying the manner in which the Company believes (a) Executive has not performed such duties or, as applicable, (b) the reasons for finding Executive’s performance to be deficient, and (ii) Executive’s subsequent failure to (a) cure or (b) otherwise address, to the reasonable satisfaction of the Board of Directors, the matters set forth in such written demand within 30 days (which, if a transaction contituting a Change in Control has been consummated at the time such demand is made, shall be extended to 60 days); or

4.1.3.2.  a material breach of this Agreement by Executive; or

4.1.3.3.  Executive’s commission of fraud against the Company or his engaging in willful misconduct which is materially injurious to the Company, monetarily or otherwise; or

4.1.3.4.  Executive’s willful misconduct involving a third party or conviction of a felony or submission of a guilty or nolo contendere plea by Executive with respect thereto.

4.1.4. For purposes of this definition, no act or omission on Executive’s part shall be considered “willful” unless done or omitted to be done by Executive in bad faith, recklessly, or in the absence of a reasonable belief that Executive’s act or omission was in the best interests of the Company.

4.1.5. Termination without Cause. The Company may terminate Executive’s employment for any reason not amounting to Cause, upon not less than 60 days’ prior written notice to Executive.

4.2. Executive’s employment may be terminated by Executive as follows:

4.2.1. Termination by Executive with Good Reason. Executive’s employment may be terminated by Executive at any time with Good Reason. For the purposes of this Agreement, “Good Reason” shall mean any of the following actions taken without Executive’s consent, in writing:

4.2.1.1.  the assignment to Executive of any duties that are materially inconsistent with Executive’s position (including status, office, titles and reporting relationships), functions, authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a material diminution in Executive’s position, functions, authority, duties, or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within 30 days after receipt of written notice thereof given by Executive; or

4.2.1.2.  a material breach of this Agreement by the Company; or

4.2.1.3.  a reduction in Executive’s Base Salary, Target Annual Bonus, or Long-Term Incentive Award Target; or

4.2.1.4.  after a transaction constituting a Change in Control has been consummated, the relocation of the Company’s headquarters by more than 50 miles or the assignment of Executive to a work location that is more than 50 miles from his work location (as determined by his work location immediately preceding the announcement of the transaction which, when consummated, constituted the Change in Control referred to in this sentence); provided, however, that to the extent reasonably required and substantially consistent with such travel immediately prior to consummation of the transaction constituting a Change in Control, travel by the Executive on Company business shall not be deemed a change in his work location; or

4.2.1.5.  the failure of any successor to the Company to adopt and agree to be bound by this Agreement, in writing, and thereafter honor the Company’s obligations hereunder.

4.2.2. Anything in this Agreement to the contrary notwithstanding, if (i) a transaction constituting a Change in Control is consummated, (ii) Executive’s employment with the Company is terminated within one year prior to the date on which such consummation occurred, and (iii) it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party which had taken, or subsequently took, steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or anticipation of a transaction which, if consummated, would constitute a Change in Control, then, for purposes of this Agreement and notwithstanding any other action taken by the Company or Executive (including execution of a general release of claims), Executive’s termination shall be deemed to have occurred with Good Reason after consummation of a transaction constituting a Change in Control.

4.2.3. Termination by Executive without Good Reason. Executive’s employment may be terminated by Executive, for any reason not amounting to Good Reason, upon not less than 60 days’ prior written notice to the Company.

4.3. Notice of Termination. Any termination of Executive’s employment (other than by death) shall be communicated to the other party by Notice of Termination given in accordance with this section. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) states the specific termination provision in this Agreement relied upon, (ii), to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

4.4. Date of Termination. “Date of Termination” means: (i) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be; (ii) if Executive’s employment is terminated by the Company for Cause or by Executive with Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (iii) if Executive’s employment is terminated by the Company without Cause or is terminated by Executive without Good Reason, the Date of Termination shall be the date specified in the notice, which must be at least 60 days after the notice is given.

4.5. Obligations upon Termination. Upon Executive’s termination, this Agreement shall terminate and all rights and obligations of the parties hereunder shall cease, except (i) as otherwise expressly provided herein, and (ii) for the following:

4.5.1. In any event, Executive shall be entitled to receive his Base Salary through the Date of Termination to the extent not theretofore paid, any accrued vacation pay, and to the extent not theretofore paid or provided, any other amounts or benefits (including, without limitation, vested benefits) required to be paid or provided under any plan, program, policy or agreement (including, without limitation, to the extent it has been earned for the preceding year but not paid, Executive’s annual lump sum bonus).

4.5.2. If Executive’s employment is terminated by death or Disability, by the Company with Cause, or by the Executive without Good Reason, no further payments shall be due and owing to Executive hereunder.

4.5.3. If Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, then Executive shall thereafter receive (i) an amount equal to 2 times the sum of (a) his Base Salary plus (b) his Target Annual Bonus, payable in accordance with the Company's usual payroll practices, or (ii) in the event that a transaction constituting a Change in Control has been consummated within the 24 months preceding such termination, an amount equal to 2.99 times the sum of (a) his Base Salary plus (b) his Target Annual Bonus, payable in a lump sum within 60 days following the Date of Termination, together with (y) the pro rata portion of the annual lump sum bonus earned by Executive for the year in which his employment is terminated, calculated based on his Target Annual Bonus and without any other adjustment for Executive’s performance or otherwise, and (z) any Gross-Up Payment for Excise Taxes described in Exhibit H.

4.5.4. If Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, then the Company shall thereafter continue medical and other welfare benefits coverages for Executive and Executive’s family, which shall be substantially the same as those which would have been provided to them under the plans, programs, practices and policies described in Section 3.6 as if Executive’s employment had not been terminated, (i) for 2 years, or (ii) in the event that a transaction constituting a Change in Control has been consummated within the 24 months preceding such termination, for 3 years; provided, however, that if Executive becomes re-employed with another employer and is eligible to receive substantially similar medical and other welfare benefits coverages under another employer’s plans, at substantially similar cost to Executive, then the Company-provided medical and other welfare benefit coverages described herein shall be deemed secondary to such other medical and other welfare benefit coverages.

4.5.5. Executive shall be entitled to continue, at his expense, medical or other welfare benefits for Executive and Executive’s family, as provided under state or federal law, after the medical and other welfare benefits coverages provided under Section 4.5.4 end.

4.5.6. If Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, the Company shall pay the actual cost of outplacement services for Executive up to a total of $10,000.

4.5.7. As a condition of receiving any payments or benefits pursuant to Sections 4.5.3, 4.5.4, or 4.5.6, Executive shall execute a general release of claims (including, without limitation, any claims arising under federal, state, or local law, rules, regulations, or orders related to the termination of Executive’s employment and this Agreement) substantially in the form attached hereto at Exhibit I.

4.5.8. Executive shall not be required to mitigate the amount of any payment or benefit provided hereunder by seeking other employment or otherwise. Except as provided herein, the amount of any such payment or benefits hereunder shall not be reduced by any compensation earned, payment made, or benefits received by Executive as a result of obtaining such employment or engaging in any other other activity.

4.5.9. The termination of Executive’s employment pursuant to this Section 4 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 5 through 15.

4.6. For purposes of this Section 4, the following definitions shall apply:

4.6.1. “Change in Control” shall mean:

4.6.1.1.  the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (a “Group of Persons”) (other than a Person described in clause (i) of the definition of Affiliate);

4.6.1.2.  the consummation of any consolidation or merger of the Company with or into another corporation with the effect that the stockholders of the Company immediately prior to the date of the consolidation or merger hold less than 51% of the combined voting power of the outstanding voting securities of the surviving entity of such merger or the corporation resulting from such consolidation ordinarily having the right to vote in the election of directors (apart from rights accruing under special circumstances) immediately after such merger or consolidation;

4.6.1.3.  the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

4.6.1.4.  a Person or Group of Persons acting in concert as a partnership, limited partnership, syndicate or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Beneficial Owner”) of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or

4.6.1.5.  a Person or Group of Persons, together with any Affiliates thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors such that such nominees, when added to any existing director remaining on the Board of Directors after such election who is an Affiliate of such Person or Group of Persons, will constitute a majority of the Board of Directors.

4.6.2. “Affiliate” of any specified Person shall mean (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any subsidiary of such specified Person or (C) of any Person described in clause (i) above or (iii) any Person in which such Person has, directly or indirectly, a five (5) percent or greater voting or economic interest or the power to control. For the purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, or by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

4.6.3. “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

4.6.4. “Voting Power” shall mean the voting power of all securities of a Person then outstanding generally entitled to vote for the election of directors of the Person (or, where appropriate, for the election of persons performing similar functions).

4.6.5. Nothwithstanding the foregoing, the Board of Directors may determine, after a review of the facts and circumstances surrounding a particular transaction, in its sole discretion, that consummation of the transaction shall constitute a Change in Control for purposes of this Agreement.

5.	Confidential Information.

5.1. Both during his employment and for a period of 2 years following termination of his employment, Executive shall exercise due care to protect from disclosure all secret or confidential information, knowledge or data relating to the Company, its businesses and strategic plans, possessed or known by or disclosed or made available to Executive during his employment and which shall not be or have become public knowledge (other than as a result of a breach of this Agreement).

5.2. For a period of 2 years following termination of his employment, Executive shall not, without the prior written consent of the Company, communicate or divulge any such secret or confidential information, knowledge or data to any other person, except as required by law; provided that, in any such case, Executive shall give the Company prompt prior written notice of such legal requirement so that the Company may seek, at its sole expense, a protective order or other appropriate remedy to protect such information from disclosure or to limit such disclosure.

6. Post-Termination Restrictions. Executive acknowledges that the Company (i) has spent substantial money, time and effort to develop secret or confidential information, knowledge or data relating to the Company, its businesses and strategic plans, possessed or known by or disclosed or made available to Executive during his employment, and (ii) is employing Executive with the understanding that, following the termination of his employment, Executive will not put himself in a position in which the Company’s ability to execute its strategic plan might be compromised. Accordingly, Executive agrees that during his employment at the Company and for 2 years following the termination of his employment, irrespective of the reasons for or circumstances surrounding that termination, Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), unless the Company consents thereto in writing:

6.1. engage in, assist or have an interest in, or enter the employment of or act as an agent, advisor or consultant for, any person or entity which is engaged in business in the States of Michigan and Alaska that is competitive with any business in which the Company is engaged at the time of the Executive’s termination, or which is, on that date, is engaged in a business that is competitive with any business described in the Company’s strategic plan approved by the Board of Directors (a “Competing Activity”); or

6.2. cause or attempt to cause any person or entity to divert, terminate, limit, modify or fail to enter into any existing or potential business relationship with the Company; or

6.3. induce or attempt to induce any employee, consultant or advisor of the Company to leave his or her position with the Company, change his relationship with the Company, or accept employment or an affiliation involving a Competing Activity.

7. Acknowledgment Regarding Restrictions. Executive acknowledges that the restraints set forth in Sections 5 and 6 (both separately and in total) are reasonable and enforceable in view of the Company’s legitimate interests in protecting its secret or confidential information, knowledge or data relating to the Company, its businesses and strategic plans, those strategic plans themselves, and the Company’s goodwill generally.

8. No Waiver of Rights. The Company’s failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by Executive of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with its terms.

9. Executive’s Duty to Provide Information on Request; Company’s Right to Injunctive Relief; Tolling.

9.1. As reasonably requested by the Company, for a period of 2 years after the termination of his employment, Executive shall report in reasonable detail to the Company, orally or in writing, with respect to any matter reasonably related to his compliance with his obligations under Sections 5 and 6 hereof, including (without limitation) his (i) knowledge or actions with respect to the protection from disclosure of secret or confidential information, knowledge or data relating to the Company, its businesses and strategic plans, possessed or known by or disclosed or made available to Executive during his employment, (ii) interests, direct or indirect (whether as owner, partner, consultant, employee or otherwise), in any Competing Activity, (iii) knowledge or actions with respect to any person or entity involved in any existing or potential business relationship with the Company, and (iv) knowledge or actions concerning any employee, consultant or advisor of the Company and their relationship with the Company or any person engaged in any Competing Activity.

9.2. In the event of a breach or threatened breach of any of Executive’s obligations under the terms of Sections 5 or 6 hereof, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Executive acknowledges that the harm which might result to the Company as a result of any noncompliance by Executive with any of the provisions of Sections 5 or 6 would be irreparable. Executive agrees that if there is a question as to the enforceability of any of the provisions of Sections 5 or 6 hereof, Executive will not engage in any conduct inconsistent with or contrary to the obligations set forth therein until after any such question has been resolved by a final judgment of a court of competent jurisdiction, which, insofar as practicable under the circumstances, shall be secured on an expedited basis. Executive and the Company agree that the running of the periods set forth in Section 6 hereof shall be tolled during any period of time in which Executive violates the obligations set forth therein.

10.  Judicial Enforcement. If any provision of this Agreement is adjudicated to be invalid or unenforceable under the applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. Executive and the Company acknowledge that this provision is reasonable in view of their respective interests.

11.  Executive Representations. Executive represents that the execution and delivery of the Agreement and Executive’s employment by the Company do not breach any previous employment agreement or other contractual obligations of Executive with a third-party. Executive further agrees to disclose, during the 2 years following the termination of Executive’s employment with the Company, the substance of the terms of Sections 5, 6, 7, and 9 of this Agreement to any potential future employer, joint venturer, contractor, partner, or any other person who may be directly affected by such provisions.

12.  Executive Covenant. Following his employment with the Company, to the extent the Company reasonably so requests, Executive agrees to cooperate with the Company and its counsel in the contest or defense of, and to provide any testimony and access to his books and records in connection with, any action, arbitration, audit, hearing, investigation, litigation or suit involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction involving the Company while he was employed by the Company. The Company shall reimburse Executive for all reasonable expenses incurred by Executive in connection with providing such cooperation. For its part, the Company shall (i) make every reasonable effort to arrange for such cooperation to be provided by Executive at mutually-convenient times and places and otherwise in a manner that does not interfere unreasonably with Executive’s employment, search for employment, or retirement, and (ii) compensate Executive reasonably for any professional services rendered (except in a situation where Executive is providing testimony in a court of law or administrative proceeding on behalf of the Company, in which case Executive shall only receive legally mandated witness fees and reimbursement of his reasonable expenses).

13.  Amendments, Entire Agreement. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless such modification, amendment, or waiver is in writing specifically referring hereto, and signed by the parties hereto. This Agreement supersedes all prior agreements and understandings between Executive and the Company, except previously-executed LTIP-related agreements between Executive and the Company.

14.  Assignments. This Agreement shall be freely assignable by the Company to, and shall inure to the benefit of and be binding upon, the Company, its successors, assigns and any other entity which shall succeed to the business presently being conducted by the Company. As a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Executive.

15.  Choice of Forum and Governing Law; Attorneys’ Fees.

15.1. Any litigation involving this Agreement shall be filed and conducted in the state or federal courts in Michigan; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Michigan, without regard to any conflict of law principles thereof.

15.2. The Company shall promptly pay all legal fees and expenses incurred by Executive in seeking to obtain any benefits or payments under, or otherwise enforce, this Agreement, in connection with a Change in Control. Such payments shall be made to Executive within 15 days after Executive’s submission of a written request therefor; provided, however, that Executive shall provide supporting documentation for the fees and expenses for which reimbursement is sought as the Company may reasonably require. In the event that a court of competent jurisdiction shall determine that Executive has pursued such claims for benefits or payments under, or enforcement of, this Agreement in bad faith, or advanced frivolous claims in connection therewith, Executive shall promptly repay all or part of such attorneys’ fees and expenses, as such court shall determine are directly attributable to such bad faith or frivolous claims.

16.  Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to alter the content of such sections.

17.  Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SEMCO ENERGY INC.

By: /s/George A. Schreiber, Jr.

Name: George A. Schreiber, Jr.

Title: President and Chief Executive Officer

EXECUTIVE

/s/Lance S. Smotherman

EXHIBIT A

Executive’s title shall be: Vice President, Human Resources.

Executive shall report to the Company’s President and Chief Executive Officer.

Executive’s functions, authority, duties, and responsibilities shall include (without limitation): Overall responsibility for, and supervision of, all human resources matters involving or otherwise affecting the Company, including (without limitation) advising the Board of Directors with respect to all such matters, determining and implementing the Company’s human resources strategies and activities, and controlling all expenditures related thereto. Executive shall at all times be a member of the Company’s senior executive group, for the purpose of providing the benefit of his business experience to the Company. For purposes of this Agreement, the term “human resources matters” are intended to mean hiring, compensation and benefits, employee relations, labor relations, and related employee communications and compliance activities.

EXHIBIT B

Executive’s annual Base Salary shall be $155,000.

EXHIBIT C

Executive’s Target Annual Bonus shall be 30% multiplied by his Base Salary.

EXHIBIT D

Executive has been granted the following Options, at the average of the high and low trading prices on the New York Stock Exchange on June 29, 2005: 25,000. Except as otherwise provided herein, such Options shall vest as follows:

33%    June 29, 2006

33%    June 29, 2007

34%    June 29, 2008

Executive’s Long-Term Incentive Award Target is 30% multiplied by his Base Salary. Except as otherwise provided herein, Executive shall vest in the Options only if he is still employed on the dates set forth above.

EXHIBIT E

Executive has been granted the following Restricted Stock Units. Except as otherwise provided herein, the restrictions on such Restricted Stock Units shall lapse and the Executive shall be entitled the shares of Common Stock represented by the Restricted Stock Units as set forth below:

2,500 Number of Restricted Stock Units on which the restrictions shall lapse on June 29, 2006.

2,500 Number of Restricted Stock Units on which the restrictions shall lapse upon March 31, 2006, if Executive has met the performance targets applicable thereto.

2,500 Number of Restricted Stock Units on which the restrictions shall lapse upon March 31, 2007, if Executive has met performance targets applicble thereto.

With respect to Restricted Stock Units as to which all restrictions lapse on March 31, 2006, and March 31 2007, except as otherwise provided herein, Executive shall be entitled to the shares of Common Stock represented by the Restricted Stock Units only if he is still employed on such dates.

EXHIBIT F

Executive shall be granted the following additional service and retirement considerations:

(a) On the fifth anniversary of Executive’s first being employed by the Company, he shall receive an additional 5 Years of Service with the Company, as defined in the SERP.

(b) If, prior to the fifth anniversary of Executive’s first being employed by the Company, a transaction constituting a Change in Control is consummated, in lieu of the additional credited service provided under Exhibit F (a), as of the day immediately preceding the day on which such Change in Control transaction is consummated, he shall receive an additional 5 Years of Service with the Company and shall be deemed as eligible to Retire, as defined in the SERP.

EXHIBIT G

The following perquisites shall be provided to Executive, at Company expense:

(1) Cellular telephone.

(2) Reimbursement of the cost of an annual physical examination.

(3) Payment of membership dues to professional organizations.

(4) Reimbursement for annual tax preparation expenses in an amount not to exceed $2,500 per year.

(5) A per month cash car allowance as provided in the Company’s then-existing car allowance policy (currently $600).

EXHIBIT H

Executive shall be entitled to a Gross-Up Payment for Excise Taxes, as follows:

(a) In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but not including any additional payments required by this Exhibit H)(a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive from the Company an additional payment (a "Gross-Up Payment") in an amount that allows Executive to retain that part of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments after deducting from the Gross-up Payment all taxes (including, without limitation, the Excise Tax on the payments, the Excise Tax on the Gross-Up Payment, any income taxes and all interest and penalties imposed with respect to any of such taxes). Notwithstanding the foregoing provisions of this Exhibit H, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b) Subject to the provisions of Exhibit H(c), all determinations required to be made under this Exhibit H, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company for this purpose prior to the consummation of a transaction constituting a Change in Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibt H, shall be timely paid by the Company on behalf of the Executive directly to the appropriate taxing authorities. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made ("Underpayment"), consistent with the calculations required to be made hereunder will not have been made by the Company. In the event that the Company exhausts its remedies pursuant to Exhibit H(c), and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the appropriate taxing authorities for the benefit of the Executive.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Exhibit H(c), the Company shall control all proceedings taken in connection with such contest and, in its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, in its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Exhibit H(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Exhibit H(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Exhibit H(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

EXHIBIT I

FORM OF GENERAL RELEASE OF CLAIMS

For good and valuable consideration set forth in the agreement (the “Agreement”) between [INSERT NAME OF EMPLOYEE] (“Employee”) and SEMCO Energy, Inc. (together with its subsidiaries, affiliates, and successors and the directors, officers, employees, agents thereof, the “Company”), the sufficiency of which is hereby acknowledged, Employee and the Company agree as follows:

1. General Release of Claims. Except as expressly provided in the Agreement, Employee, for himself and him dependents, heirs, executors, administrators, representatives, and assigns, irrevocably releases and forever discharges the Company of and from, and agrees to indemnify and hold the Company harmless from, any and all manner of claims, suits, actions, causes of action, demands, charges, complaints, or obligations of any sort whatsoever (including claims for costs and attorneys’ fees), direct or indirect, fixed or contingent, known and unknown, in law or in equity, which he ever had, now has, or may have against the Company arising in any way whatsoever from or in connection with his employment at, or the termination of his employment with, the Company. Without limiting the generality of the foregoing, it is understood and agreed that this General Release of Claims specifically includes any and all claims for: breach of express or implied contract or covenant; violation of any federal, state or local statute, rule, regulation, or order (including the Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Elliott-Larsen Civil Rights Act, and the Michigan Persons with Disabilities Act); tort; and breach of any statutory or common law duties or doctrines.

2. Certain Matters Not Covered by General Release of Claims. This General Release of Claims does not, and is not intended to, release, discharge or in any way remove or otherwise limit or affect any claims, suits, actions, causes of action, demands, charges, complaints, or obligations of any sort whatsoever (including claims for costs and attorneys’ fees) arising in connection with or under or relating in any way to either party’s performance of their obligations under the Agreement.

3. No Admission of Liability. Neither the terms nor the existence of the Agreement or the General Release of Claims, or the Company’s seeking Employee’s execution of the General Release of Claims, shall be construed as an admission of liability by the Company, including that it violated any federal, state or local statute, regulation, rule, or order; breached any contract or covenant; committed any tort; breached any statutory or common law duty or doctrine; or otherwise took, or failed to take, any action or committed any offense that is actionable in any way by Employee.

4. Use of Counterparts Authorized. The General Release of Claims may be executed in counterparts; provided, however, that each party to the General Release of Claims shall provide a duly-executed copy of it to the other party to the General Release of Claims.

5. Definition. In the General Release of Claims, the words “include,”“includes,” and “including” shall mean include, includes, or including without limitation.

6. Parties Are Acting Freely, on an Informed Basis, with the Opportunity to Seek the Advice of Counsel. Employee and the Company each acknowledge that they: are acting of their own free will; fully understand both the Agreement and the General Release of Claims; and have had the opportunity to seek the advice of an attorney about these important legal documents affecting their rights.

7. Governing Law and Venue. The Agreement and the General Release of Claims shall be governed and construed in accordance with the laws of the State of Michigan, without regard to the conflict of laws provisions thereof. Any action related in any way whatsoever to the Agreement or General Release of Claims shall be brought in a court of competent jurisdiction in the State of Michigan.

8. Time to Consider General Release of Claims; Right to Revoke; Effect of Revocation. Employee acknowledges that: (i) he may consider whether to execute the General Release of Claims for up to 21 days; and (ii), after executing the General Release of Claims, he may revoke it within 7 days, by giving notice, in writing, to the Company’s General Counsel, c/o SEMCO Energy, Inc., 2301 West Big Beaver Road - Suite 921, Troy, Michigan 48084. If Employee revokes the General Release of Claims as provided herein, Employee shall promptly repay to the Company any severance and related benefits paid to him under the Agreement.

9. Entire Agreement. The Agreement and the General Release of Claims constitute the entire agreement between Employee and the Company with respect to the subject-matter hereof. They acknowledge that they are not relying on any representations or statements (written or oral) not contained therein.